News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACTS: Ed Markey

330-796-8801

Keith Price

330-796-1863

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

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USW Ratifies 4-Year Contract with Goodyear

AKRON, Ohio, September 19, 2009 – The Goodyear Tire & Rubber Company announced today that a new, four-year master labor contract has been ratified by members of the United Steelworkers union today.

“This agreement reflects the commitment of Goodyear and the USW to continue to work together to achieve our common goal of world-class competitiveness,” said Richard J. Kramer, Goodyear’s chief operating officer and president, North American Tire.

Kramer said the new master contract and recently completed local agreements, build on significant changes made in the 2003 and 2006 agreements and address the core issues of productivity, compensation costs and flexibility impacting the competitiveness of the company’s North American Tire business.

The seven plants covered by the master agreement are in: Akron, Ohio; Buffalo, N.Y.; Danville, Va.; Fayetteville, N.C.; Gadsden, Ala.; Topeka, Kan.; and Union City, Tenn. It covers approximately 10,300 associates.

Goodyear will hold an investor conference call to discuss details of the contract at 2 p.m. on Monday, September 28. Investors, members of the media and other interested persons may access the conference call on the company’s investor relations Web site: www.goodyear.com/investor or via telephone by calling (706) 634-5954 before 1:55 p.m. that day.

Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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